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                         ADVERTISING SERVICES AGREEMENT


This Agreement is entered into this 17th day of July, 2003, by and between Laser Lock Technologies, Inc., a Nevada corporation ("LLT") and GMR Marketing Inc., a Wisconsin corporation ("GMR").

                                   BACKGROUND

LLT owns the exclusive right to sell advertising on all slot tickets manufactured by Translucent Technologies, LLC, ("Translucent") for use with coinless slot and gaming machines utilized in the casino and gaming industry pursuant to a Marketing and Supply Agreement between Translucent and LLT dated October, 2002 _(the "Translucent Agreement"). GMR and LLT have agreed that, subject to the terms and conditions of the Translucent Agreement, GMR shall be the exclusive sales agent of LLT during the Term (as defined below) for all slot ticket advertising that LLT has the right to sell or solicit for sale pursuant the terms of the Translucent Agreement within the Territory (as defined below). All rights of LLT for the sale or placement of advertising on slot tickets, pursuant to the Translucent Agreement or otherwise, are referred to collectively in this Agreement as "Ticket Advertising."

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Grant of Exclusive Sales Agency.

   a. Pursuant to the terms of this Agreement, LLT hereby appoints GMR as the exclusive agent for the sale of all Ticket Advertising on a worldwide basis (the "Territory") during the Term (as defined below) for the purpose of generating, negotiating and otherwise exploiting and entering into business opportunities for the solicitation, sale and placement of Ticket Advertising.

   b. During the Term, LLT agrees that it shall (i) not, directly or indirectly, sell, assign or grant any other party the right to solicit, sell, distribute, market or advertise Ticket Advertising within the Territory, and (ii) refer to GMR all inquiries or referrals relating to the sale or prospective of Ticket Advertising within the Territory.

   c. GMR shall during the Term have the right to use the name, logos, trademarks, copyrights, and other property of LLT in association with the sale of Ticket Advertising and the right to represent that GMR is the exclusive representative of LLT within the Territory for all Ticket Advertising.

   GMR shall have the right to sublicense sales of Ticket Advertising within the Territory subject to the written approval of LLT, which such approval shall not be unreasonably withheld or delayed.

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2. Obligations of LLT and GMR.

   a. LLT and GMR shall work cooperatively to maximize all opportunities for the sale of Ticket Advertising within the Territory. GMR and LLT will consult on a periodic basis regarding the sales initiatives and strategies in place or contemplated for Ticket Advertising. GMR will make commercially reasonable efforts to promote and sell Ticket Advertising within the Territory, however, GMR shall have no obligation to sell any minimum amount of Ticket Advertising during the Term.

   b. LLT shall provide GMR with such information and resources as reasonably necessary to assist GMR in the promotion and sale of Ticket Advertising, including, without limitation, the provision of sales promotional materials related to Ticket Advertising.

   c. GMR shall be responsible for negotiating and entering into advertising agreements with respective advertisers for all Ticket Advertising sold within the Territory. ("Advertising Agreements"). GMR shall also be responsible for the processing of billings to, and payments from advertisers for Ticket Advertising sold within the Territory. GMR shall forward to LLT payments received from advertisers and cleared by GMR for Ticket Advertising sold, less commissions payable to GMR pursuant to
      Section 3, below. GMR and LLT shall reconcile respective amounts due the parties for Ticket Advertising sold on a periodic basis, as mutually agreed between GMR and LLT, but no less frequently than on a quarterly basis.

   d. LLT shall coordinate with GMR to provide pricing applicable to all Ticket Advertising marketed by GMR and shall be responsible for the provision of the manufacturing, printing and delivery of all slot tickets required with respect to Ticket Advertising sold. LLT shall also be responsible for, and bear all liability associated with, the manufacture, supply and distribution of all branded slot tickets as required by, and pursuant to, the terms of each Advertising Agreement. GMR and LLT shall enter into an agreement governing the manufacture, supply, distribution and other deliverables to be provided by LLT and necessary to fulfill each order for Ticket Advertising sold by GMR as required pursuant to the terms of the applicable Advertising Agreement between GMR and the Advertiser.

3. Compensation; Expenses.

   a. In consideration of its services under this Agreement, LLT shall pay
      GMR a commission equal to _________________________ of the "net sales" of all Ticket Advertising sold. For purposes of this Agreement, "net sales" shall mean the gross revenue generated by the sale of all Ticket Advertising within the Territory by GMR, LLT their sub-licensors, or any other party, less any returns or allowances relating to such sales and less applicable "agreed manufacturing costs" but before any other deduction from sales revenue. For purposes of this Agreement, "agreed manufacturing costs" means the direct out of pocket manufacturing costs incurred by LLT for the printing of tickets for applicable Ticket Advertising sold, without markup and net of any rebate or discount. Agreed manufacturing costs applicable to any order of Ticket Advertising shall be provided by LLT to GMR upon request in advance of the placement of any order by GMR for Ticket Advertising and no increase in such agreed manufacturing costs applicable to any Ticket Advertising order shall be allowed unless agreed in writing by GMR prior to such costs being incurred. Commissions due GMR shall be credited against payments due from GMR to LLT for Ticket Advertising sold.

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   b. While GMR is responsible for the billing, collection and administration of Ticket Advertising sold by GMR pursuant to applicable Advertising Agreements, for the avoidance of doubt, it is understood that any payments due to LLT hereunder for Ticket Advertising sold by GMR shall be based on, and "net sales" of GMR shall be deemed to include only payments actually received by GMR from Advertisers for Ticket Advertising sold. In the event of any delay or failure of an Advertiser to pay amounts due with respect to purchased Ticket Advertising (a "Payment Default"), GMR shall exclusively have the right to direct and manage the collection of amounts due and LLT agrees that it shall not, without the prior written consent of GMR, contact any Advertiser client of GMR or take any action, directly or indirectly, regarding collection of any amounts due for Ticket Advertising sold. In the event a Payment Default, any amounts actually received shall first be allocated between GMR and LLT on a pro-rata basis based upon the percentage each party's costs bears to the total amount due for such Ticket Advertising, and the remainder, if any, shall then be allocated based on the Commission percentages described in 3(a), above.

   c. GMR shall be responsible for its marketing, travel, administrative and overhead expenses related to the sale of Ticket Advertising by GMR. LLT shall be responsible for all costs related to the printing, manufacturing, shipping, handling, distribution, market placement and all other costs incurred with respect to branded slot tickets required for Ticket Advertising sold.

   d. LLT and GMR each agree that they shall, upon request, provide the other with access to business records necessary to review and verify costs and payments received or due with respect to all Ticket Advertising sold and agree to provide each other with such other reasonable assistance as may be necessary to carry out the intent of this Agreement.

4. Term; Termination.

   a. The term ("Term") of this Agreement shall begin as of the date hereof and shall continue for an initial period expiring on the date of expiration of the initial term of the Translucent Agreement in October, 2004, provided, however, that GMR shall have the option to renew, and LLT grants GMR the exclusive right to renew, this Agreement for an additional two (2) year period if the "total sales" attributable to Ticket Advertising sold or committed to advertisers within the Territory is at least ____________ during the initial Term of this Agreement. For purposes of this Agreement, "total sales" shall mean the net sales attributable to Ticket Advertising sold or committed to during the applicable period without deduction for any agreed manufacturing costs applicable to such Ticket Advertising. Notwithstanding the Term, this Agreement is subject to earlier termination as described in this Section 4.

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   b. Either party shall have the right to terminate this Agreement in the event of a material default by the other party of this Agreement upon thirty (30) days prior written notice to the defaulting party stating with specificity the alleged default. During such 30-day period, the defaulting party shall have an opportunity to cure any such default or present to the non-defaulting party a plan acceptable to the non-defaulting party for cure of any default which cannot reasonably be cured within the 30-day period. Failure to cure the alleged default within the 30-day period or to comply with the plan for cure may result in immediate termination of this Agreement at the non-defaulting party's discretion.

   c. This Agreement may be terminated immediately upon notice to the other party, if GMR or LLT is prohibited by law, regulation or order from engaging in or utilizing the services or activities described or referred to in this Agreement.

   d. This Agreement may be terminated by GMR or LLT, if lawful, if the other party makes a general assignment for the benefit of creditors, shall have been adjudicated bankrupt, shall have filed voluntary petition for bankruptcy or for reorganization, or effectuated a plan or other similar arrangement with creditors, shall have filed an answer to a creditor's petition, or if a petition is filed against it for an adjudication in bankruptcy or reorganization, or if the other party shall have applied for or permitted the employment of a receiver or trustee or custodian for any of its property or assets.

   e. This Agreement shall terminate automatically, without notice, in the event of any material default by LLT of the terms of the Translucent Agreement or in the event of termination of the Translucent Agreement for any reason.

   f. GMR shall have the right to terminate this Agreement, in its sole discretion, for any reason upon sixty (60) days prior notice.

   g. GMR may terminate this Agreement, in its reasonable discretion, applying reasonable business standards, upon thirty (30) days notice if GMR determines that LLT is unlikely to be able to fulfill its obligations hereunder, under the Translucent Agreement or under any subsequent agreement between GMR and LLT for the manufacture, supply or delivery of tickets required for any order for Ticket Advertising or if GMR otherwise determines that the financial standing or credit of LLT has been impaired or is, in GMR's opinion, unsatisfactory. for any reason.

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   h. Upon termination pursuant to the terms hereof, (i) the rights granted hereunder shall, except as otherwise set forth in this Agreement, revert to LLT, (ii) each party shall return all materials and property in its possession or under its control belonging to the other party, and (iii) GMR shall, except as otherwise set forth in this Agreement, refrain from further efforts to promote or sell Ticket Advertising. Notwithstanding the foregoing, in the event this Agreement is terminated by GMR due to (i) the default of LLT pursuant to Section 4 (b), above, (ii) a default by LLT of the terms of the Translucent Agreement, (iii) termination of the Translucent Agreement for any reason (other than non-renewal of the term of Translucent Agreement due to non-achievement of required sales targets specified in Section 7(a) thereof), or (iv) any of the provisions of
      Section 4 (g), above, GMR shall have the right to assume all rights of LLT under the Translucent Agreement.

   i. Termination of this Agreement for any reason shall not relieve either party of their respective obligations to any advertisers for Ticket Advertising accrued prior to termination under any Advertising Agreement or otherwise, or relieve either party of their obligation to pay the other any amounts due, including, without limitation, commissions for Ticket Advertising sold, that accrue under this Agreement, or any other agreement between the parties, prior to the effective date of termination.

5. Warranties of GMR and LLT.

   a. LLT represents and warrants that (i) it is in compliance with, and will continue throughout the term of this Agreement to comply with, all applicable federal, state and local laws, rules, regulations, ordinances and orders, (ii) it is a corporation duly organized, validly existing and in good standing under the laws of Nevada, (iii) no consent, approval, authorization or order of any other person, including, without limitation, Translucent, is required to be obtained in connection with the execution, delivery and performance of this Agreement by it, (iv) the execution, delivery and performance of the Agreement are not prohibited by, and do not violate, any provision or result in any material breach of, the articles, bylaws or any contract, agreement, permit or license to which it is subject, (v) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the LLT, enforceable in accordance with its terms, (vi) it has all right title and interest with respect to Ticket Advertising rights and other rights or licenses granted by it to GMR hereunder, and has the full power and authority, without further action, consent or approval, to grant all such rights, and (vii) it has not granted to any other person or entity other than GMR the right to promote, exploit, sell or represent Ticket Advertising within the Territory.

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   b. GMR represents and warrants that (i) it is in compliance with, and will continue throughout the term of this Agreement to comply with, all applicable federal, state and local laws, rules, regulations, ordinances and orders, (ii) it is a corporation duly organized, validly existing and in good standing under the laws of the state of Wisconsin, (iii) no consent, approval, authorization or order of any other person or is required to be obtained in connection with the execution, delivery and performance of this Agreement by it, (iv) the execution, delivery and performance of the Agreement are not prohibited by, and do not violate, any provision or result in any material breach of, the articles, bylaws or any contract, agreement, permit or license to which it is subject, and (v) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of GMR, enforceable in accordance with its terms.

6. Confidential Information.

   a. GMR and LLT acknowledge and agree that each will have access to, or become acquainted with, Confidential Information of the other. For the purposes of this Agreement, "Confidential Information" shall mean any information of either party, whether or not developed by the other, that is communicated as confidential or proprietary or is information, that by its nature should reasonably be considered confidential to the other party to the extent it is not readily available to the general public, including but not limited information which relates to ideas, designs, methods, discoveries, improvements, products, trade secrets, product data and specifications, proprietary rights, business affairs, product developments, customer information or employee information.

   b. Confidential Information does not include any information that (i) either party can prove was known prior to the date of this Agreement, without an obligation of confidentiality, (ii) either party can prove was lawfully obtained from a third party without any obligation of confidentiality, (iii) is or becomes part of the public domain through no act or violation of any obligation of either party, or (iv) is required to be disclosed by court order or operation of law.

   c. The parties acknowledge and agree that the respective Confidential Information of the other constitutes valuable trade secrets. GMR and LLT each agree that they shall keep all Confidential Information of the other in confidence and shall not, at any time during or after the term of this Agreement, without the other's prior written consent, disclose or otherwise make available, directly or indirectly, any item of the other's Confidential Information to anyone. The parties shall use the Confidential Information only in connection with this Agreement and for no other purpose.

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7. Indemnification; Limitation of Liability.

   a. GMR agrees to indemnify, defend and hold harmless LLT, its successors, assigns, parents and subsidiaries and the officers, directors and employees of each of them, from and against any and all claims, losses, actions, damages, expenses and all other liabilities, including, but not limited to, costs and attorneys' fees (collectively, "Claim(s)") arising out of or in connection with (i) the inaccuracy or breach of any representation, warranty, covenant or other terms or conditions of this Agreement by GMR or any of its agents, assigns, contractors or their employees, or (ii) the negligence or misconduct of GMR or any of its agents, assigns, contractors or their employees.

   b. LLT agrees to indemnify, defend and hold harmless GMR, its successors, assigns, parents and subsidiaries and the officers, directors and employees of each of them, from and against any and all Claims arising out of or in connection with (i) the inaccuracy or breach of any representation, warranty, covenant or other term or condition of this Agreement by LLT or any of its agents, assigns, contractors or their employees, (ii) the negligence or misconduct of LLT or any of its agents, assigns, contractors or their employees, or (iii) any claim related to the manufacture, distribution or use of slot tickets with respect to Ticket Advertising sold.

   c. The obligations of GMR and LLT to indemnify, defend and hold harmless the other will survive the termination or expiration of this Agreement. Except for third party claims for which a party may be required to provide indemnification hereunder, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR LOST REVENUES OR PUNITIVE OR EXEMPLARY DAMAGES, HOWSOEVER ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

8. Insurance.

   a. Each party shall, at its own expense, secure and maintain commercial general liability insurance acceptable to the other in the amount of not less than Five Million Dollars ($5,000,000) to insure against liability arising from personal injury, death or property damage, and advertiser's liability insurance in an amount not less than Five Million Dollars ($5,000,000).

   b. Each party shall provide the other with certificates of insurance naming the other as an additional insured, evidencing the existence of such insurance upon request. In addition, each party shall also carry worker's compensation insurance in the amount required by applicable law.

9. Miscellaneous

   a. Neither party shall be liable for any default or delay in such party's performance if such default or delay is caused by any event beyond the reasonable control of such party, including but not limited to: act of God; war or insurrection; civil commotion; destruction of essential facilities or materials by earthquake, fire, flood or storm; labor disturbance; epidemic; terrorist activity or other similar event; provided, however, that the party so affected will give prompt notice of such event, and shall use its best efforts to avoid, remove, or alleviate such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

   b. This Agreement sets forth and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises and representation, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing, making specific reference to this Agreement, and signed by duly authorized representatives of both parties.

   c. The relationship hereby established between GMR and LLT is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture, or employer-employee relationship, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

   d. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.

   e. Neither party may assign any right or obligation hereunder without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns. Any attempted assignment in violation of this provision shall be void and of no effect.

   f. This Agreement is deemed to have been entered into in the state of Wisconsin, and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the state of Wisconsin.

   g. No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation, or agreement.

   h. Any notice, consent, or approval permitted or required under this Agreement shall be in writing and shall be deemed to be effective upon receipt and shall be sent by registered or certified mail, postage pre-paid, or by overnight courier, or by facsimile or telex (confirmed by mail), to the addresses set forth below or to such other address in the United States that the parties may hereafter specify:

      If to GMR:                    GMR Marketing Inc.
                                    5000 South Towne Drive
                                    New Berlin, WI 53151
                                    Attn. Gary M. Reynolds
                                    Fax (262) 786-0687

      With a copy to:               General Counsel
                                    GMR Marketing Inc.
                                    5000 South Towne Drive
                                    New Berlin, WI
                                    Fax (262) 786-579

      If to LLT:                    Laser Lock Technologies, Inc.
                                    837 Lindy Lane
                                    Bala Cynwyd, PA 19004
                                    Attn. Norman A. Gardner
                                    Fax:

      With a copy to:               Joel A. Pinsky, Esq.
                                    Gross, Pinsky
                                    2 Place Alexis Nihon, Ste 1000
                                    Montreal, Quebec  H3Z3C1

   i. Neither party shall issue any press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other party, which consent shall not be unreasonably withheld. This restriction shall not apply to disclosures required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission or by the disclosure policies of a major Stock Exchange.


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   j. This Agreement may be executed in counterparts each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.


Laser Lock Technologies, Inc.               GMR Marketing Inc.


By:     Norman Gardner                      By:    Gary M. Reynolds
      -------------------------------             ------------------------------
Name:   Norman Gardner                      Name:  Gary M. Reynolds
      -------------------------------             ------------------------------
Date:   July 10, 2003                       Date:
      -------------------------------             ------------------------------
Title:                                      Title:
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